Exhibit 99.1

New York Community Bancorp, Inc. Files Shelf Registration Statement Registering $1.0 Billion of Securities

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 31, 2005--New York Community Bancorp, Inc. (NYSE: NYB) today announced that it has filed a Form S-3 shelf registration statement with the U.S. Securities and Exchange Commission (the "SEC"). Once declared effective by the SEC, the shelf registration will permit the Company to periodically offer and sell, individually or in any combination, debt securities, trust preferred securities, warrants to purchase other securities, depository shares, stock purchase contracts and stock purchase units (a combination of one or more stock purchase contracts and certain beneficial interests), preferred stock, common stock, and units (which include a combination of any of the preceding securities), up to a total of $1.0 billion, subject to market conditions and the Company's capital needs.
    The filing of the current shelf registration statement also served to de-register approximately $195 million of securities that remained unissued under the Company's previous shelf registration, which was declared effective in May 2003.
    Earlier this month, the Company announced the signing of a definitive agreement under which it will acquire Atlantic Bank of New York ("Atlantic Bank"), a wholly-owned U.S. subsidiary of the National Bank of Greece (NYSE:NBG) for $400.0 million in an all-cash transaction. A portion of the proceeds from the sale of securities under the current shelf registration may be utilized for this purpose. Pending regulatory approval, the acquisition of Atlantic Bank is expected to take place in the first quarter of 2006.
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fifth largest thrift in the nation, with total assets of $25.0 billion at September 30, 2005. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.
    A registration statement relating to these securities has been filed with the SEC, but is not yet effective. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. This press release is not an offer to sell or the solicitation of an offer to buy such securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond the Company's control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.
    In addition, the following factors, among others, could cause the actual results of the recently announced transactions with Long Island Financial Corp. and Atlantic Bank of New York to differ materially from the expectations stated in this release: the ability of the companies involved to obtain the required regulatory approvals; the ability of the companies involved to consummate the transactions; a materially adverse change in the financial condition of New York Community Bancorp, Inc., Long Island Financial Corp., or Atlantic Bank of New York; the ability of New York Community Bancorp, Inc. to successfully integrate the assets, liabilities, customers, systems, and any management personnel it may acquire into its operations pursuant to the transactions; and the ability to realize the related revenue synergies and cost savings within the expected time frames.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    CONTACT: New York Community Bancorp, Inc.
             Thomas R. Cangemi, 516-683-4014
             Senior Executive Vice President
             and Chief Financial Officer
             or
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President
             Investor Relations